Media contact:         Lyndi McMillan, Lyndi.McMillan@Navistar.com, 331-332-3181
Investor contact:         Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:         www.Navistar.com/newsroom

NAVISTAR REPORTS 2018 FOURTH QUARTER AND FULL YEAR RESULTS

•	Reports fourth quarter 2018 net income of $188 million, or $1.89 per diluted share, on revenues of $3.3 billion

•	Reports full-year net income of $340 million, or $3.41 per diluted share, on revenues of $10.3 billion

•	Delivers sixth consecutive year of adjusted EBITDA improvement

•	Records $322 million of adjusted EBITDA for the quarter; $826 million of adjusted EBITDA for the year

•	Generates $307 million of manufacturing free cash flow for the year

•	Achieves 1.7 share point growth in Class 8 market share; only OEM to grow Class 8 share during the year
LISLE, Ill. - December 18, 2018 - Navistar International Corporation (NYSE: NAV) today announced fourth quarter 2018 net income of $188 million, or $1.89 per diluted share, compared to fourth quarter 2017 net income of $135 million, or $1.36 per diluted share. Navistar reported net income of $340 million, or $3.41 per diluted share for fiscal year 2018, versus net income of $30 million, or $0.32 per diluted share, for fiscal year 2017.
Fourth quarter 2018 adjusted EBITDA increased 20 percent to $322 million, versus $268 million one year ago. Fiscal year 2018 adjusted EBITDA increased 42 percent to $826 million, versus $582 million in 2017. Full-year adjusted EBITDA margins increased to 8.1 percent, up from 6.8 percent for 2017. This marks the company’s sixth consecutive year of annual growth in adjusted EBITDA on both a dollar and percentage basis.
Revenues in the quarter increased 28 percent, to $3.3 billion, compared to fourth quarter 2017. The revenue increase was largely driven by a 45-percent increase in the company’s Core volumes, which represent its sales of Class 6-8 trucks and buses in the United States and Canada. Revenue for fiscal year 2018 was up 20 percent to $10.25 billion, compared to $8.6 billion in fiscal year 2017, attributable to annual revenue growth in all four operating segments. Class 8 retail market share grew to 13.5 percent in fiscal year 2018 versus 11.8 percent in fiscal year 2017.
Navistar finished fourth quarter 2018 with $1.42 billion in consolidated cash, cash equivalents and marketable securities, and with $1.36 billion in manufacturing cash, cash equivalents and marketable securities. For the year, the company generated $307 million of manufacturing free cash flow.
“2018 was a very strong year for the industry, and a breakout year for Navistar,” said Troy Clarke, Chairman, President and Chief Executive Officer. “We were the only truck OEM to grow Class 8 share during the year. With the industry’s newest product line-up, superior quality and a strong focus on customer uptime, we expect to gain market share in 2019 for the third year in a row.”

The company finished 2018 with strong momentum across the board. During the fourth quarter, the company launched the International® CV™ Series line of Class 4/5 trucks, the only Class 4/5 truck that is designed, distributed and supported by a manufacturer specializing in commercial vehicles. Year-over-year growth in heavy retail market share, up 2.5 share points, was attributable to strong sales of the International® LT® Series on-highway truck and the 12.4-liter A26 engine. The company’s IC Bus® school buses, led by alternative-fuel offerings, also improved retail share by 1.3 share points. Additionally, its medium-duty International® MV™ Series and vocational International® HV™ Series built improved order share resulting in a strong backlog. The company reported a backlog of 45,400 units in its Core markets, up from 15,600 at the end of 2017.
Earlier this month, Navistar announced a definitive agreement under which affiliates of Cerberus Capital Management, L.P. will acquire a majority interest in Navistar’s defense business, Navistar Defense. Following the close of the transaction, Cerberus will become a 70 percent owner and Navistar will remain a 30 percent owner. The agreement also includes an exclusive long-term supply agreement for commercial parts and chassis. The transaction, subject to regulatory approval, is expected to close in the first quarter of 2019.
In October, Navistar improved its debt profile by repaying its 4.5% senior subordinated convertible notes issued in October 2013. Repayment of the outstanding principal of $200 million at maturity was funded with cash on hand.
The company provided the following 2019 industry and financial guidance, including the fully consolidated financial impact of Navistar Defense:

•	Industry retail deliveries of Class 6-8 trucks and buses in the United States and Canada are forecast to be 395,000 to 425,000 units, with Class 8 retail deliveries of 265,000 to 295,000 units.

•	Revenues are expected to be between $10.75 billion and $11.25 billion.

•	Adjusted EBITDA is expected to be between $850 million and $900 million.
Following the completion of the partial sale of Navistar Defense, the company will update its 2019 guidance.
“While we expect 2019 to be another strong year for Navistar and the industry, it’s important to recognize that Navistar as an investment is much more than just a cycle play,” Clarke said. “As our ongoing improvements demonstrate, the company also has strong opportunities to benefit by recapturing market share, growing parts revenue, improving margins, generating free cash flow and further de-risking the balance sheet. For all these reasons, looking forward the company is well positioned to generate superior shareholder value.”

SEGMENT REVIEW
Summary of Financial Results:

	(Unaudited)
	Quarters Ended October 31,		Years Ended October 31,
(in millions, except per share data)	2018	2017	2018	2017
Sales and revenues, net	$3,317	$2,598	$10,250	$8,570
Segment Results:
Truck	$197	$112	$397	$(6)
Parts	156	157	569	616
Global Operations	4	1	2	(7)
Financial Services	26	26	88	77
Income from continuing operations, net of tax(A)	$188	$135	$340	$29
Net income(A)	188	135	340	30
Diluted earnings per share from continuing operations(A)	$1.89	$1.36	$3.41	$0.31
Diluted earnings per share(A)	1.89	1.36	3.41	0.32
_______________
(A) Amounts attributable to Navistar International Corporation.
Truck Segment - For the fourth quarter 2018, the Truck segment recorded a profit of $197 million, compared with a year-ago fourth quarter profit of $112 million. The year-over-year change was primarily due to the impact of higher volume in the company’s Core markets and strong defense results, partially offset by higher commodity and structural costs, as well as the impact of supplier constraints.
For the 2018 fiscal year, the Truck segment recorded a profit of $397 million, compared with a fiscal year 2017 loss of $6 million. The improvement was primarily driven by the impact of higher volumes in our Core markets, higher other income, higher profitability in defense, and a decline in used truck losses.
Parts Segment - For the fourth quarter 2018, the Parts segment recorded a profit of $156 million, compared with a year-ago fourth quarter profit of $157 million. The results were primarily driven by higher Fleetrite™ brand sales, offset by higher freight-related expenses and internal allocation of development, engineering and SG&A expenses.
For the 2018 fiscal year, the Parts segment recorded a profit of $569 million, compared to a fiscal year 2017 profit of $616 million. The eight-percent decrease was primarily driven by lower U.S. margins, and higher freight-related expenses and internal allocation of structural costs.
Global Operations Segment - For the fourth quarter 2018, the Global Operations segment recorded a profit of $4 million, compared to a year-ago fourth quarter profit of $1 million. The year-over-year change was driven by higher volumes due to improvements in the Brazilian economy, and cost reduction benefits associated with operational restructuring implemented in early 2018.
For the 2018 fiscal year, the Global Operations segment recorded a profit of $2 million compared to a year-ago fiscal year loss of $7 million. The Global Operations segment results improvement was primarily due to the impact of higher engine volumes and lower manufacturing and SG&A expenses as a result of the company’s cost reduction efforts.

Financial Services Segment - For the fourth quarter 2018, the Financial Services segment recorded a profit of $26 million, flat compared with fourth quarter 2017. The results were primarily driven by increased financing revenues driven by higher average portfolio balances, which were offset by increased borrowing costs driven by higher average borrowings outstanding and higher interest rates.
For the 2018 fiscal year, the Financial Services segment recorded a profit of $88 million, compared to a year-ago fiscal year profit of $77 million. The increase is primarily driven by higher revenues and is partially offset by higher interest expense, an increase in the provision for loan losses in Mexico, and higher depreciation expense on operating leases.
About Navistar
Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement
Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2018. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries
Consolidated Statements of Operations

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions, except per share data)	2018	2017	2018	2017
Sales and revenues
Sales of manufactured products, net	$3,275	$2,558	$10,090	$8,428
Finance revenues	42	40	160	142
Sales and revenues, net	3,317	2,598	10,250	8,570
Costs and expenses
Costs of products sold	2,702	2,088	8,317	7,037
Restructuring charges	—	7	(1)	3
Asset impairment charges	3	—	14	13
Selling, general and administrative expenses	236	224	922	878
Engineering and product development costs	75	62	297	251
Interest expense	87	89	327	351
Other income, net	(9)	(14)	(46)	(21)
Total costs and expenses	3,094	2,456	9,830	8,512
Equity in income of non-consolidated affiliates	—	—	—	6
Income from continuing operations before income taxes	223	142	420	64
Income tax expense	(27)	—	(52)	(10)
Income from continuing operations	196	142	368	54
Income from discontinued operations, net of tax	—	—	—	1
Net income	196	142	368	55
Less: Net income attributable to non-controlling interests	8	7	28	25
Net income attributable to Navistar International Corporation	$188	$135	$340	$30

Amounts attributable to Navistar International Corporation common shareholders:
Income from continuing operations, net of tax	$188	$135	$340	$29
Income from discontinued operations, net of tax	—	—	—	1
Net income	$188	$135	$340	$30

Earnings per share:
Basic:
Continuing operations	$1.90	$1.37	$3.44	$0.31
Discontinued operations	—	—	—	0.01
	$1.90	$1.37	$3.44	$0.32

Diluted:
Continuing operations	$1.89	$1.36	$3.41	$0.31
Discontinued operations	—	—	—	0.01
	$1.89	$1.36	$3.41	$0.32

Weighted average shares outstanding:
Basic	99.1	98.4	98.9	93.0
Diluted	99.7	99.2	99.6	93.5

Navistar International Corporation and Subsidiaries
Consolidated Balance Sheets

	As of October 31,
(in millions, except per share data)	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$1,320	$706
Restricted cash and cash equivalents	62	83
Marketable securities	101	370
Trade and other receivables, net	456	391
Finance receivables, net	1,898	1,565
Inventories, net	1,110	857
Other current assets	189	188
Total current assets	5,136	4,160
Restricted cash	63	51
Trade and other receivables, net	49	13
Finance receivables, net	260	220
Investments in non-consolidated affiliates	50	56
Property and equipment, net	1,370	1,326
Goodwill	38	38
Intangible assets, net	30	40
Deferred taxes, net	121	129
Other noncurrent assets	113	102
Total assets	$7,230	$6,135
LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$946	$1,169
Accounts payable	1,606	1,292
Other current liabilities	1,255	1,184
Total current liabilities	3,807	3,645
Long-term debt	4,521	3,889
Postretirement benefits liabilities	2,097	2,497
Other noncurrent liabilities	731	678
Total liabilities	11,156	10,709
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock, $0.10 par value per share (103.1 shares issued and 220 shares authorized at both dates)	10	10
Additional paid-in capital	2,731	2,733
Accumulated deficit	(4,593)	(4,933)
Accumulated other comprehensive loss	(1,920)	(2,211)
Common stock held in treasury, at cost (4.2 and 4.6 shares, respectively)	(161)	(179)
Total stockholders’ deficit attributable to Navistar International Corporation	(3,931)	(4,578)
Stockholders’ equity attributable to non-controlling interests	5	4
Total stockholders’ deficit	(3,926)	(4,574)
Total liabilities and stockholders’ deficit	$7,230	$6,135

Navistar International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	For the Years Ended October 31,
(in millions)	2018	2017
Cash flows from operating activities
Net income	$368	$55
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	140	150
Depreciation of equipment leased to others	71	73
Deferred taxes, including change in valuation allowance	4	(6)
Asset impairment charges	14	13
Gain on sales of investments and businesses, net	—	(5)
Amortization of debt issuance costs and discount	31	49
Stock-based compensation	32	28
Provision for doubtful accounts, net of recoveries	10	7
Equity in income of non-consolidated affiliates, net of dividends	7	1
Write-off of debt issuance costs and discount	43	5
Other non-cash operating activities	(23)	(28)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed
Trade and other receivables	(109)	(125)
Finance receivables	(405)	(123)
Inventories	(257)	82
Accounts payable	317	159
Other assets and liabilities	26	(226)
Net cash provided by operating activities	269	109
Cash flows from investing activities
Purchases of marketable securities	(251)	(1,011)
Sales of marketable securities	460	659
Maturities of marketable securities	60	28
Net change in restricted cash and cash equivalents	9	(22)
Capital expenditures	(113)	(102)
Purchases of equipment leased to others	(232)	(137)
Proceeds from sales of property and equipment	11	35
Investments in non-consolidated affiliates	—	(1)
Proceeds from (payments for) sales of affiliates	(3)	9
Net cash used in investing activities	(59)	(542)
Cash flows from financing activities
Proceeds from issuance of securitized debt	339	322
Principal payments on securitized debt	(364)	(336)
Net change in secured revolving credit facilities	135	111
Proceeds from issuance of non-securitized debt	3,248	582
Principal payments on non-securitized debt	(2,920)	(489)
Net change in notes and debt outstanding under revolving credit facilities	(10)	(112)
Debt issuance costs	(41)	(29)
Proceeds from financed lease obligations	63	61
Issuance of common stock	—	256
Stock issuance costs	—	(11)
Proceeds from exercise of stock options	8	12
Dividends paid by subsidiaries to non-controlling interest	(27)	(26)
Other financing activities	(17)	(3)
Net cash provided by financing activities	414	338
Effect of exchange rate changes on cash and cash equivalents	(10)	(3)
Increase (decrease) in cash and cash equivalents	614	(98)
Cash and cash equivalents at beginning of the year	706	804
Cash and cash equivalents at end of the year	$1,320	$706

Navistar International Corporation and Subsidiaries
Segment Reporting
(Unaudited)

We define segment profit (loss) as net income (loss) attributable to Navistar International Corporation, excluding income tax expense. The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended October 31, 2018
External sales and revenues, net	$2,576	$631	$76	$42	$(8)	$3,317
Intersegment sales and revenues	43	2	17	28	(90)	—
Total sales and revenues, net	$2,619	$633	$93	$70	$(98)	$3,317
Income (loss) from continuing operations attributable to NIC, net of tax	$197	$156	$4	$26	$(195)	$188
Income tax expense	—	—	—	—	(27)	(27)
Segment profit (loss)	$197	$156	$4	$26	$(168)	$215
Depreciation and amortization	$30	$1	$2	$14	$4	$51
Interest expense	—	—	—	28	59	87
Equity in income (loss) of non-consolidated affiliates	—	1	(1)	—	—	—
Capital expenditures(B)	25	1	1	—	7	34

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended October 31, 2017
External sales and revenues, net	$1,841	$622	$93	$40	$2	$2,598
Intersegment sales and revenues	12	4	12	23	(51)	—
Total sales and revenues, net	$1,853	$626	$105	$63	$(49)	$2,598
Income (loss) from continuing operations attributable to NIC, net of tax	$112	$157	$1	$26	$(161)	$135
Income tax expense	—	—	—	—	—	—
Segment profit (loss)	$112	$157	$1	$26	$(161)	$135
Depreciation and amortization	$34	$2	$3	$13	$2	$54
Interest expense	—	—	—	21	68	89
Equity in income (loss) of non-consolidated affiliates	1	—	(1)	—	—	—
Capital expenditures(B)	4	—	—	—	5	9

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2018
External sales and revenues, net	$7,386	$2,399	$305	$160	$—	$10,250
Intersegment sales and revenues	104	8	55	97	(264)	—
Total sales and revenues, net	$7,490	$2,407	$360	$257	$(264)	$10,250
Income (loss) from continuing operations attributable to NIC, net of tax	$397	$569	$2	$88	$(716)	$340
Income tax expense	—	—	—	—	(52)	(52)
Segment profit (loss)	$397	$569	$2	$88	$(664)	$392
Depreciation and amortization	$130	$6	$10	$55	$10	$211
Interest expense	—	—	—	92	235	327
Equity in income (loss) of non-consolidated affiliates	2	3	(5)	—	—	—
Capital expenditures(B)	99	2	3	1	8	113

(in millions)	Truck		Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2017
External sales and revenues, net	$5,770		$2,369	$279	$142	$10	$8,570
Intersegment sales and revenues	39		23	30	93	(185)	—
Total sales and revenues, net	$5,809		$2,392	$309	$235	$(175)	$8,570
Income (loss) from continuing operations attributable to NIC, net of tax	$(6)		$616	$(7)	$77	$(651)	$29
Income tax expense	—		—	—	—	(10)	(10)
Segment profit (loss)	$(6)		$616	$(7)	$77	$(641)	$39
Depreciation and amortization	$137		$11	$13	$51	$11	$223
Interest expense	—	—	—	—	86	265	351
Equity in income (loss) of non-consolidated affiliates	4		3	(1)	—	—	6
Capital expenditures(B)	82		2	5	1	12	102

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
October 31, 2018	$2,085	$636	$331	$2,648	$1,530	$7,230
October 31, 2017	1,621	632	378	2,207	1,297	6,135
_________________________

(A)
Total sales and revenues in the Financial Services segment include interest revenues of $51 million and $182 million for the three months and year ended October 31, 2018, respectively, and $44 million and $165 million for the three months and year ended October 31, 2017, respectively.

(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation
The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.
Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):
We define EBITDA as our consolidated net income (loss) attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information regarding the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.
Adjusted EBITDA:
We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.
Manufacturing Cash, Cash Equivalents, and Marketable Securities:
Manufacturing cash, cash equivalents, and marketable securities represent the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.
Structural costs consist of Selling, general and administrative expenses and Engineering and product development costs.
EBITDA reconciliation:

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2018	2017	2018	2017
Income from continuing operations attributable to NIC, net of tax	$188	$135	$340	$29
Plus:
Depreciation and amortization expense	51	54	211	223
Manufacturing interest expense(A)	59	68	235	265
Adjusted for:
Income tax expense	(27)	—	(52)	(10)
EBITDA	$325	$257	$838	$527
______________________

(A)
Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2018	2017	2018	2017
Interest expense	$87	$89	$327	$351
Less: Financial services interest expense	28	21	92	86
Manufacturing interest expense	$59	$68	$235	$265

Adjusted EBITDA Reconciliation:

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2018	2017	2018	2017
EBITDA (reconciled above)	$325	$257	$838	$527
Adjusted for significant items of:
Adjustments to pre-existing warranties(A)	(5)	3	(9)	(1)
Asset impairment charges(B)	3	—	14	13
Restructuring of manufacturing operations(C)	—	7	(1)	13
EGR product litigation(D)	—	—	1	31
Gain on sale(E)	—	—	—	(6)
Debt refinancing charges(F)	—	1	46	5
Pension settlement(G)	—	—	9	—
Settlement gain(H)	(1)	—	(72)	—
Total adjustments	(3)	11	(12)	55
Adjusted EBITDA	$322	$268	$826	$582
_____________________

(A)
Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historical and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.

(B)
During 2018, we recorded $14 million of impairment charges related to the exit of our railcar business in Cherokee, Alabama, certain long-lived assets and certain assets under operating leases in our Truck and Financial Services segments. During 2017, we recorded $13 million of asset impairment charges in our Truck segment relating to assets held for sale of our Conway, Arkansas fabrication business and for certain assets under operating leases.

(C)
During 2018, we recognized a benefit of $1 million related to adjustments for restructuring in our Truck, Global Operations and Corporate segments. During 2017, we recorded charges of $13 million primarily attributable to $41 million of charges related to our plan to cease production at our Melrose Park Facility, a net benefit of $36 million related to the resolution of the closing agreement and wind up charges for our Chatham, Ontario plant, and the release of $1 million in other postemployment benefits liabilities in connection with the sale of our fabrication business in Conway, Arkansas. We also recorded $6 million of restructuring charges in Brazil related to cost reduction actions consisting of personnel costs for employee separation and related benefits.

(D)
During 2018, we recognized an additional charge of $1 million for a jury verdict related to the MaxxForce engine EGR product litigation in our Truck segment. During 2017, we recognized a charge of $31 million related to that same jury verdict in our Truck segment.

(E)	During 2017, we recognized a gain of $6 million related to the sale of a business line in our Parts segment.

(F)
During 2018, we recorded a charge of $46 million for the write off of debt issuance costs and discounts associated with the repurchase of our 8.25% Senior Notes and the refinancing of our previously existing Term Loan. During 2017, we recorded a charge of $5 million related to third party fees and debt issuance costs associated with the replacement of our Term Loan with our Term Loan Credit Agreement and the refinancing of the revolving portion of the NFC bank credit facility in our Financial Services segment.

(G)
During 2018, we purchased a group annuity contract for certain retired pension plan participants resulting in a plan remeasurement. As a result, we recorded a pension settlement accounting charge of $9 million in SG&A expenses.

(H)
During 2018, we settled a business economic loss claim relating to our Alabama engine manufacturing facility in which we will receive a net present value of $70 million, net of our fees and costs, from the Deepwater Horizon Settlement Program. We recorded the $70 million net present value of the settlement and related interest income of $2 million in Other Income, net.

Manufacturing segment cash, cash equivalents, and marketable securities reconciliation:

	As of October 31, 2018
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$1,261	$59	$1,320
Marketable securities	101	—	101
Total cash, cash equivalents, and marketable securities	$1,362	$59	$1,421